Exhibit 4.45

CERTAIN IDENTIFIED INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on January 13, 2020 (the “Effective Date”) between ONCOMED PHARMACEUTICALS, INC., a Delaware corporation with a place of business at 800 Chesapeake Dr., Redwood City, CA, 94063 (“Licensor”), a wholly-owned subsidiary of MEREO BIOPHARMA GROUP PLC with a place of business at 1 Cavendish Place, London W1G 0QF, United Kingdom (“Mereo”), and ONCOLOGIE, INC., a Delaware corporation with a place of business at 400 Totten Pond Road, Suite 120, Waltham, MA 02451 (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Licensor, a clinical stage biotechnology company, is developing navicixizumab, a proprietary anti-DLL4/VEGF bispecific antibody targeting both DLL4 in the Notch cancer stem cell pathway and vascular endothelial growth factor (VEGF), and owns or controls certain patent, know-how, and other intellectual property rights relating to such product candidate; and

WHEREAS, Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive and worldwide license to research, develop, manufacture, and commercialize such product, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1    “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stocking of such Person, by contract or otherwise.

1.2    “Biosimilar Product” means, with respect to a Product, a biological medicinal product or biological product for human use which is approved for use (a) in the U.S., under 42 U.S.C § 262(k) as a biosimilar biological product (as defined in 42 U.S.C. § 262(i)(1), (2)) and for which the Product is the reference product (as defined in 42 U.S.C. § 262(i)(4)), (b) in the EU, as a similar biological medicinal product pursuant to Directive 2001/83/EC or Regulation (EC) No 726/2004 (as applicable), and for which such Product is the reference medicinal product, or (c) in any other country or jurisdiction, pursuant to an equivalent regime in such country or jurisdiction, and for which such Product is the reference product. A product marketed by Licensee, its Affiliates or its or their Sublicensees will not constitute a Biosimilar Product.

1.3    “Calendar Quarter” means each of the three (3) month periods ending March 31, June 30, September 30, and December 31; provided, that: (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first complete such three (3)-month period thereafter; and (b) the final Calendar Quarter of the Term shall end on the last day of the Term.

1.4    “Calendar Year” means (a) the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and (b) thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided, that the final Calendar Year of the Term shall end on the last day of the Term.

1.5    “China” means the People’s Republic of China, including Hong Kong, Macau, and Taiwan.

1.6    “Claims” means all Third Party demands, claims, actions, or other proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, reasonable legal costs, and other reasonable expenses.

1.7    “Combination Product” means any pharmaceutical product that contains (a) a Compound and (b) at least one other active ingredient, either co-formulated or packaged together and sold as a single unit for a single price.

1.8    “Commercialize” or “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, and distribution for sale of Products in the Field in the Territory (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Products to customers), including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, medical support, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling Product orders) and distribution for sale, and all activities directed to obtaining pricing and reimbursement approvals for Products.

1.9    “Commercially Reasonable Efforts” means with respect to a particular activity or Product and a Party, that measure of efforts and resources that is consistent with the efforts and resources that a biopharmaceutical or biotechnology company commits to its own activities or products that it is actively developing or commercializing that are at a similar stage of development or commercialization and have similar market potential, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the product in light of pricing and reimbursement issues, and all other relevant factors. Commercially Reasonable Efforts shall be determined on a Product-by-Product and country-by-country basis, and it is anticipated that the level of efforts required may be different for different Products in different countries and may change over time.

1.10    “Compound” means [***].

1.11    “Confidential Information” of a Party means all Know-How, unpublished patent applications, and other information and data of a financial, commercial, business, operational, or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, or (b) learned by the other Party pursuant to this Agreement. The terms and conditions of this Agreement are the Confidential Information of both Parties. Notwithstanding the foregoing, (x) Licensed Know-How to the extent directly related to the Compounds and Products being Developed, manufactured, or Commercialized by or on behalf of Licensee, its Affiliates, or Sublicensees and (y) Regulatory Materials assigned by Licensor to Licensee pursuant to Section 4.4 shall in each case be deemed the Confidential Information of Licensee and Licensee shall be deemed the disclosing Party and Licensor shall be deemed the receiving Party with respect thereto.

1.12    “Control” or “Controlled” means, with respect to any Know-How, Patent Rights, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant a license, sublicense, access, or other right (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party; provided that neither Party shall be deemed to Control any intellectual property rights that it has in-licensed if granting the right to access or use, or a license or a sublicense to, such intellectual property to the other Party as provided for in this Agreement requires payment to the upstream licensor that the other Party has not agreed in writing to pay or reimburse to such Party (except that Licensor shall nevertheless be deemed to Control all Licensed Technology which it in-licenses from Lonza pursuant to the Lonza Agreement).

1.13    “Develop” or “Development” means all development activities for any Compound and Product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such Product and lifecycle management of such Product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of such Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for such Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional Indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.

1.14    “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

1.15    “EMA” means the European Medicines Agency, or its successor.

1.16    “EU” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto. For the purposes of this Agreement, the United Kingdom shall be deemed to be a member of the EU regardless of any withdrawal of the United Kingdom from the European Union.

1.17    “FDA” means the U.S. Food and Drug Administration, or it successor.

1.18    “Field” means all uses.

1.19    “First Commercial Sale” means [***].

1.20    “FTE” means [***].

1.21    “FTE Rate” means [***].

1.22    “GAAP” means United States generally accepted accounting principles, consistently applied.

1.23    “Government Authority” means any federal, state, national, state, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court, or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.24    “IND” means any investigational new drug application, clinical trial application, clinical trial exemption, or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans in the applicable country.

1.25    “Indication” means [***].

1.26    “Initiate” or “Initiation” means, with respect to a human clinical trial, the first dosing of the first human subject enrolled in such clinical trial.

1.27    “Invention” means any data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture or process, patentable or otherwise, that is first conceived, first discovered, or otherwise first made, by either Party exercising its rights or carrying out its obligations under this Agreement, whether directly or via its Affiliates, agents, contractors, or sublicensees, including all intellectual property rights therein.

1.28    “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, expertise and other technology, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise, and information in each case that is relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, or developing, pharmaceutical products.

1.29    “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.30    “Licensed Know-How” means [***].

1.31    “Licensed Patents” means [***].

1.32    “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.33    [***].

1.34    “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell any pharmaceutical product in a particular country or jurisdiction and all amendments and supplements thereto, including a Biologic License Application (BLA) filed with the FDA and equivalent foreign applications.

1.35    “Major Market” means [***].

1.36    “Master Cell Bank” means [***].

1.37    “Net Sales” means [***]:

(a)    [***];

(b)    [***];

(c)    [***];

(d)    [***];

(e)    [***];

(f)    [***]

(g)    [***].

[***].

[***].

[***].

1.38    “NMPA” means National Medicine Products Administration of China (formerly known as the China Food and Drug Administration), or it successor.

1.39    “Non-Core Territory Country” means [***].

1.40    “Non-Oncology Field” means the treatment of any Indication(s) other than cancer Indications.

1.41    “Non-Oncology Sublicense” means a sublicense under the Licensed Technology to research, Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Compounds and Products in the Territory solely in the Non-Oncology Field.

1.42    “Non-Oncology Third Party Sublicensee” means a Third Party Sublicensee to whom Licensee grants a Non-Oncology Sublicense.

1.43    “Orphan Indication” means [***].

1.44    “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.45    “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.46    “Pivotal Study” means [***].

1.47    “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, or its successor.

1.48    “Product” means any pharmaceutical product that contains a Compound as an active pharmaceutical ingredient, whether alone or in combination with other active ingredients, in any formulation, dosage form, or presentation, and for any mode of administration; provided that Product shall not include any active ingredients, the composition of matter of which is claimed by a Licensed Patent, other than the Compound.

1.49    “Regulatory Approval” means all approvals that are necessary for the use, import, transport, promotion, marketing, distribution, offer for sale, or commercial sale of a pharmaceutical or biologic product in a given country or regulatory jurisdiction, including pricing and reimbursement approval if required for such purposes.

1.50    “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product, including FDA, EMA, NMPA and PMDA.

1.51    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights (other than Patent Rights) conferred by a Regulatory Authority with respect to a Product in a given country or regulatory jurisdiction, including orphan drug exclusivity, new chemical entity exclusivity, and pediatric exclusivity.

1.52    “Regulatory Material” means any and all regulatory applications, submissions, notifications, communications, correspondences, registrations, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell, or otherwise Commercialize a pharmaceutical or biologic product in a particular country or jurisdiction, including IND, MAAs, and Regulatory Approvals.

1.53    “Relevant Patent” means [***].

1.54    “Senior Officer” means, with respect to Licensor, President or his/her designee, and with respect to Licensee, Chief Executive Officer or his/her designee.

1.55    “Sublicensee” means any Third Party or Affiliate of Licensee to whom Licensee grants a sublicense under Licensee’s rights to the Licensed Technology licensed from Licensor pursuant to this Agreement.

1.56    “Sublicense Revenue” means [***].

1.57    “Term” has the meaning set forth in Section 10.1.

1.58    “Territory” means worldwide.

1.59    “Third Party” means any Person other than a Party or an Affiliate of a Party.

1.60    “Third Party Sublicensee” means a Sublicensee who is a Third Party and not an Affiliate of Licensee.

1.61    “United States” or “U.S.” means the United States of America and its territories and possessions.

1.62    [***].

1.63    “Valid Claim” means [***].

1.64    Interpretation. In this Agreement, unless otherwise specified:

(a)    The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”;

(b)    words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c)    the word “or” is used in the inclusive sense typically associated with the phrase “and/or” unless the subjects of the conjunction are, or are intended to be, exclusive;

(d)    words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e)    the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSE

2.1    License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive (even as to Licensor and its Affiliates) and royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Technology to research, Develop, make, have made, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Compounds and Products in the Field in the Territory. [***].

2.2    Sublicenses. Licensee shall have the right to grant sublicenses (through multiple tiers) to its Affiliates, contractors, and other Third Parties under its license in Section 2.1, provided that each sublicense shall be subject to and consistent with the terms and conditions under this Agreement and Licensee shall remain responsible for the performance of the obligations hereunder by each of its Sublicensees and for the acts and omissions of such Sublicensees. [***].

2.3    Retained Rights. [***].

2.4    No Implied License. Except as expressly set forth herein, neither Party shall acquire any license, right, or other interest, by implication or otherwise, under any intellectual property rights of the other Party.

2.5    Technology Transfer. [***].

2.6    Third Party Licenses. [***].

ARTICLE 3

GOVERNANCE

3.1    Joint Steering Committee. Within thirty (30) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of two (2) senior representatives of each Party, to provide a forum to (a) facilitate the technology transfer to be provided in Section 2.5, (b) provide updates on the status of the Development and Commercialization of the Compound and Product, and (c) generally oversee the Parties’ activities under this Agreement. For clarity, the JSC shall serve as an information exchange entity only and shall not have any decision making authority. Each Party retains all rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC.

3.2    JSC Membership and Meetings.

(a)    Within thirty (30) days following the Effective Date, each Party shall designate its initial members to serve on the JSC. Each Party may replace its representatives on the JSC on written notice to the other Party.

(b)    The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every Calendar Quarter during the first two (2) years after the Effective Date. Thereafter meetings shall be on a semi-annual basis ( provided that after the first Regulatory Approval of a Product in the Territory, such meetings need only be on an annual basis) or as otherwise agreed by the Parties. Meetings of the JSC may be held in person or by audio or video teleconference. In person JSC meetings shall be held at locations selected alternately by the Parties. Each Party shall be responsible for all of its own expenses of participating in the JSC.

(c)    Each Party may from time to time invite a reasonable number of participants, in addition to its JSC representatives, to attend the JSC meetings; provided that such participants shall be bound by confidentiality and non-use obligations consistent with the terms of this Agreement and that each Party shall provide prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting.

3.3    Discontinuation of the JSC. The activities to be performed by the JSC shall solely relate to information exchange under this Agreement, and are not intended to be or involve the delivery of services. The JSC shall continue to exist until the Parties mutually agree to disband the JSC. Upon such mutual agreement, the JSC shall automatically dissolve and, thereafter, each Party shall designate, to the extent necessary, a contact person for the exchange of information under this Agreement.

ARTICLE 4

DEVELOPMENT AND COMMERCIALIZATION

4.1    General. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the Development, manufacture, and Commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense.

4.2    Diligence. [***].

4.3    Development.

(a)    General. Licensee (either itself or through its Affiliates and Sublicensees) shall be responsible for the Development of the Compound and the Products in the Field in the Territory, including by conducting all pre-clinical studies and all clinical trials of the Product in the Field in the Territory, at Licensee’s own cost and expense.

(b)    Reporting. Within [***] after the end of each Calendar Year, Licensee shall provide the JSC with a report summarizing its Development and Commercialization activities in respect of the Product in the Field in the Territory in the previous Calendar Year and a summary of its plans for the Development and Commercialization of the Product in the then-current Calendar Year. The Parties shall review and discuss such report at the JSC meetings.

4.4    Regulatory.

(a)    General. Licensee shall have the sole right to prepare, obtain, and maintain (as applicable) MAAs (including the setting of the overall regulatory strategy therefor), Regulatory Approvals, and Regulatory Materials, and to conduct communications with the applicable Regulatory Authorities, for the Products (which shall include filings of or with respect to INDs, MAAs, and other filings or communications with the applicable Regulatory Authorities in the Territory). At Licensee’s reasonable request and expense, Licensor shall assist Licensee in connection with the preparation and filing of any such Regulatory Materials.

(b)    Transfer and Right of Reference; Investigator IND. [***].

4.5    Manufacture and Supply.

(a)    [***].

(b)    Except for the Existing Inventory provided by Licensor under Section 4.5(a) above, Licensee shall manufacture and supply the Compounds or Products itself or through its contract manufacturer. Upon Licensee’s request, Licensor shall make available to Licensee all Licensed Know-How related to the manufacture of the Compound and Product, and shall, through its employees, consultants, and contractors, as appropriate, provide Licensee or its designee with reasonable technical assistance related to the manufacture of the Compound and Product in accordance with Section 2.5.

(c)    Master Cell Bank. [***].

4.6    Commercialization. Licensee (itself or through its Affiliates and Sublicensees) shall be responsible for all aspects of the Commercialization of the Products in the Field in the Territory, at Licensee’s own cost and expense, including: (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities regarding the price and reimbursement status of the Product; (c) marketing and promotion; (d) booking sales, distributing Product and performing related services; (e) handling all aspects of order processing, invoicing, and collection, inventory and receivables; and (f) providing customer support, including handling medical queries, and performing other related functions.

ARTICLE 5

PAYMENTS

5.1    Upfront Payment. [***].

5.2    Clone Expansion Financials.

(a)    Clone Expansion Milestone Payment. [***].

(b)    [***].

5.3    Development Milestone Payments.

(a)    Milestone Events. Subject to the remainder of this Section 5.3 and also Sections 5.2(b), 5.6, and 5.7, Licensee shall pay to Licensor the following one-time, non-refundable development milestone payments set forth in the table below upon the first achievement of the corresponding milestone event by Licensee, its Affiliates, or its Sublicensees. The payments set forth in Section A of the table below shall become due upon the first achievement of such milestone for a Product for the first Indication for which such milestone is achieved. The payments set forth in Section B of the table below shall become due upon the first achievement of such milestone for a Product for a second Indication that is distinct from the first Indication for which such milestone was achieved and the milestone payment was made pursuant to Section A of the table below (such distinct second Indication, the “Second Indication”).

A. Development Milestone Events for First Indication	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

B. Development Milestone Events for the Second Indication	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Milestone Conditions.

(i)    Each development milestone payment set forth above shall be due and payable [***].

(ii)    Notwithstanding the foregoing, if Licensee, its Affiliate, or Sublicensee first achieves any milestone in Part B of the table above (milestones 9-16 in the table above) with respect to a Product for [***].

(iii)    [***].

(c)    Notice and Payment. Licensee shall notify Licensor in writing [***].

5.4    Sales Milestone Payments.

(a)    Milestone Events. Subject to the remainder of this Section 5.4 and also Sections 5.2(b), 5.6, and 5.7, Licensee shall pay to Licensor the following one-time, non-refundable sales milestone payments set forth in the table below (each, a “Sales Milestone Payment Amount”) when the aggregated annual Net Sales of all Products sold in the Territory in a Calendar Year by Licensee, its Affiliates, and its Sublicensees first reach the corresponding threshold value indicated below.

Annual Net Sales of all Products in the Territory by Licensee, its Affiliates, and its Sublicensees	Sales Milestone Payment Amount
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
Total Sales Milestone Payments	[***]

(b)    Milestone Conditions. Each sales milestone payment set forth above shall be due and payable only once, regardless of how many times such milestone event is achieved. The Net Sales of all Products sold in the Territory by Licensee, its Affiliates, and its Sublicensees (including Net Sales of a Product by Third Party Sublicensees in Non-Core Territory Countries and by Non-Oncology Third Party Sublicensees) shall be included in the calculation of the annual Net Sales of Products in the left hand column of the table above for the purpose of determining whether a given sales milestone has been achieved; provided[***].

(c)    Notice and Payment. As part of the royalty report in Section 5.5(e), Licensee shall provide written notice to Licensor [***].

5.5    Royalty Payments.

(a)    Royalty Rate. Subject to the remainder of this Section 5.5, and subject to Section 5.2(b), Section 5.6 with respect to [***].

For that portion of annual Net Sale of a Product in the Territory by Licensee, its Affiliates, and its Sublicensees	Royalty Rate
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

[***].

(b)    Royalty Term. Licensee’s obligation to pay royalties pursuant to this Section 5.5 shall expire, on a Product-by-Product and country-by-country basis, upon the latest of [***].

(c)    Royalty Conditions. The royalty payments under this Section 5.5 shall be subject to the following conditions:

(i)    [***].

(ii)    [***].

(iii)    [***].

(iv)    [***].

(d)    Royalty Reductions.

(i)    Biosimilar Entry. [***].

(ii)    Patent Expiry. [***].

(iii)    Third Party Licensees. [***].

(iv)    Relevant Patent License. [***].

(v)    Royalty Floor. [***].

(e)    Report and Payment. [***].

5.6    Sublicense Revenue Sharing in Non-Core Territory Countries.

(a)    Sublicense Revenue Sharing Percentage. [***].

The time when the sublicense agreement is executed	Percentage of Sublicense Revenue Payable to Licensor
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Sublicense Revenue Sharing Conditions. The Sublicense Revenue sharing under this Section 5.6 shall be subject to the following conditions:

(i)    [***].

(ii)    [***].

(iii)    [***].

5.7    Sublicense Revenue Sharing for Non-Oncology Indication.

(a)    Sublicense Revenue Sharing Percentage. Subject to the remainder of this [***].

The time when the sublicense agreement is executed	Percentage of Sublicense Revenue Payable to Licensor
[***]	[***]
[***]	[***]
[***]	[***]

(b)    Sublicense Revenue Sharing Conditions. The Sublicense Revenue sharing under this Section 5.7 shall be subject to the following conditions:

(i)    [***].

(ii)    [***].

(iii)    [***].

5.8    Third Party Payment Obligations. [***].

5.9    Currency; Exchange Rate. All payments to be made by Licensee to Licensor under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Licensor. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for the first, middle, and last business days of the applicable reporting period for the payment due.

5.10    Blocked Currency. If the conversion of a local currency in the Territory into Dollars or transfer of funds out of a country in the Territory becomes materially restricted, forbidden, or substantially delayed due to applicable Laws, then Licensee shall promptly notify Licensor and amounts accrued in such country may be paid by Licensee in local currency into an account in a local bank designated by Licensor, unless the Parties otherwise agree.

5.11    Late Payments. If Licensor does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate of prime (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus [***] or the maximum rate allowable by [***].

5.12    Taxes.

(a)    Taxes on Income. Each Party shall be solely responsible for all income taxes imposed on payments received from the other Party under this Agreement.

(b)    Indirect Taxes. All payments in this Article 5 are exclusive of indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”)). The Parties shall cooperate in accordance with applicable Law to minimize Indirect Taxes in connection with this Agreement.

(c)    Withholding and Tax Cooperation. Each Party will make all payments to the other Party under this Agreement without deduction or withholding for taxes except to the extent that such withholding is required by applicable Law at the time of payment. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of all payments made under this Agreement to the fullest extent permitted by applicable Laws. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor under applicable Law, Licensee shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner, and promptly send proof of payment to Licensor. To the extent permitted by Law, Licensor shall provide Licensee any tax forms that may be reasonably necessary in order for Licensee to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Licensor shall use reasonable efforts to provide any such tax forms to Licensee in advance of the due date. At the request and expense of Licensor, Licensee shall provide reasonable assistance to enable the recovery, to the extent permitted by Law, of withholding taxes or similar obligations resulting from payments made under this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event a Party redomiciles, assigns its rights or obligations under this Agreement, or otherwise makes payments from a jurisdiction other than the jurisdiction in which such Party is organized (each, a “Tax Action” and such Party, the “Acting Party”), and as a result of such Tax Action the amount of tax required to be withheld under this Section 5.12(c) in respect of a payment owed to the other Party (the “Non-Acting Party”) is greater than the amount of such tax that would have been required to have been withheld had such Tax Action not occurred, then any such amount payable to or by the Non-Acting Party shall be adjusted to take into account such withholding taxes or Indirect Taxes as may be necessary so that, after making all required withholdings (including withholdings on the additional amounts payable), the Non-Acting Party receives an amount equal to the sum it would have received had such Tax Action not occurred. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased withholding tax (i) would not have been imposed but for a Tax Action taken by the Non-Acting Party if such Tax Action occurs after the Tax Action taken by the original Acting Party referenced in the preceding sentence or (ii) is attributable to the failure by the Non-Acting Party to comply with the requirements of this Section 5.12(c). For purposes of this Section 5.12(c), a “redomiciliation” shall include a reincorporation or other action resulting in a change in tax residence of the applicable Party or its assignee.

5.13    Financial Records and Audit. Licensee shall maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of Net Sales and Sublicense Revenue reported by Licensee and the achievement of sales milestones under this Agreement. Upon at least [***] days’ written notice, such records shall be open for examination, during regular business hours, for a period of [***] years from the creation of individual records by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor the accuracy of the financial reports provided by Licensee under this Agreement. Such audits shall be limited to once each Calendar Year and once with respect to records covering any specific period of time. Licensor shall bear the cost of such audit unless such audit reveals an underpayment by Licensee of more than [***] percent ([***]%) of the amount actually due for the time period being audited, in which case Licensee shall reimburse Licensor for the costs of such audit. Licensee shall pay to Licensor any underpayment discovered by such audit within [***] days after the accountant’s report, plus interest (as set forth in Section 5.11) from the original due date. If the audit reveals an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor (if there will be no future payment due, then Licensor shall promptly refund such amount to Licensee).

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1    Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own all Inventions invented or developed solely by or on behalf of such Party, including its and its Affiliate’s employees, contractors, and/or agents, and all intellectual property rights therein. The Parties shall jointly own all Inventions invented or developed jointly by both Parties and all intellectual property rights therein (“Joint Inventions”). All Patent Rights claiming Joint Inventions will be referred to as “Joint Patents”. Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement or any other agreement between the Parties, each Party, as joint owners, shall be entitled to practice, license, assign, and otherwise exploit its interest in the Joint Inventions and to grant rights to others to practice such Joint Inventions, without the duty of accounting or requirement to seek consent from the other Party.

6.2    Patent Prosecution.

(a)    As between the Parties, Licensee shall have the first right to file, prosecute, and maintain the Licensed Patents that specifically claim inventions directed to the Compound or Products (including for clarity any Joint Patents which are Licensed Patents) in the Territory (“Product-Specific Licensed Patents”), at Licensee’s cost and expense. As of the Effective Date, the Product-Specific Licensed Patents are expressly designated as such on Exhibit B. Promptly after the Effective Date, Licensor shall transfer the prosecution and maintenance of the Product-Specific Licensed Patents to Licensee or its counsel. As between the Parties, Licensor shall have first right to file, prosecute, and maintain the Licensed Patents (including for clarity any Joint Patents which are Licensed Patents) that are not Product-Specific Licensed Patents (“Non-Product-Specific Licensed Patents”) in the Territory at Licensor’s cost and expense.

(b)    Licensee shall consult with Licensor and keep Licensor reasonably informed of the status of the Product-Specific Licensed Patents and shall promptly provide Licensor with a copy of any material correspondence received from any patent authority in the Territory in connection therewith. In addition, Licensee shall provide Licensor with drafts of proposed material filings and correspondence to any patent authority in the Territory with respect to the Product-Specific Licensed Patents for Licensor’s review and comment at least [***] business days prior to the anticipated submission date or due date (whichever is earlier), and Licensee shall reasonably consider all comments provided to Licensee by Licensor within [***] business days of Licensor receiving such draft.

(c)    Licensee shall notify Licensor of any decision to cease prosecution or maintenance of any Product-Specific Licensed Patents in any country in the Territory. Licensee shall provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Product-Specific Licensed Patent. In such event, upon Licensor’s request, Licensee shall transfer all files and documents in Licensee’s possession and Control necessary for the prosecution and maintenance of such Product-Specific Licensed Patent in such country to Licensor, and thereafter Licensor shall have the right to continue prosecution or maintenance of such Product-Specific Licensed Patent in such country at Licensor’s cost and expense. Licensor shall notify Licensee of any decision to cease prosecution or maintenance of any Licensed Patents that is not a Product-Specific Licensed Patent in any country in the Territory. Licensor shall provide such notice at least [***] days prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, upon Licensee’s request, Licensor shall transfer all files and documents in Licensor’s possession and Control necessary for the prosecution and maintenance of such Licensed Patent in such country to Licensee, and thereafter Licensee shall have the right to continue prosecution or maintenance of such Licensed Patent in such country at Licensee’s cost and expense.

(d)    Section 6.2(b) above shall apply mutatis mutandis as if Licensee were Licensor and as if Licensor were Licensee with respect to the prosecution and maintenance of the Non-Product-Specific Licensed Patents.

(e)    The Parties shall mutually agree on which Party will prosecute Joint Patents which are not Licensed Patents based on the contribution of each Party to such Joint Invention and each Party’s potential interest in products based upon such Joint Invention.

(f)    Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 6.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

6.3    Patent Enforcement.

(a)    Notice. Each Party shall promptly notify the other Party if it becomes aware of any alleged or threatened infringement by a Third Party of any Licensed Patent (including any Joint Patents which are Licensed Patents) arising by the manufacture, use, import, or sale of a Product in the Field in the Territory (the “Field Infringement”).

(b)    Enforcement. [***].

(c)    Cooperation. [***].

(d)    Recovery. [***].

6.4    Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent, such Party shall bring such claim to the attention of the other Party, including all relevant information related to such claim. The Parties, through the JSC, shall discuss such claim. Where such allegation is made in an opposition, reexamination, interference, or other patent office proceeding or a declaratory judgement action, then the provisions of Section 6.2 shall apply to determine the Parties’ respective rights and obligations with respect to such allegation; provided however that if a Party wishes to bring an infringement claim to enforce the Licensed Patent, then the provisions of Section 6.3 shall apply to determine the Parties’ respective rights and obligations with respect to such allegation.

Each Party shall provide to the Party defending any such rights under this Section 6.4 all reasonable assistance in such enforcement, at such defending Party’s request and expense. The defending Party shall keep the other Party reasonably informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts. Without the prior written consent of the other Party (not to be unreasonably withheld), neither Party shall enter into any settlement of any claim, suit, or action that it defended under this Section 6.4 that admits the invalidity or unenforceability of any Licensed Patent or otherwise adversely impacts the other Party’s interest therein.

6.5    Defense of Third Party Claims. If a claim is brought by a Third Party alleging infringement of a Patent Right of such Third Party by the Development, manufacture, or Commercialization of the Product, the Party first having notice of the claim or assertion shall promptly notify the other Party, [***].

6.6    Bankruptcy Protection. All licenses granted by Licensor to Licensee under this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Licensee, unless Licensor elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 7

CONFIDENTIALITY

7.1    Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.

7.2    Exceptions. The obligations set forth in Section 7.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a)    is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s business records;

(b)    is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c)    is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d)    is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

7.3    Authorized Disclosures. Notwithstanding the obligations set forth in Sections 7.1 and 7.5, a Party may disclose the other Party’s Confidential Information to the extent:

(a)    such disclosure is reasonably necessary: (i) for the filing, prosecution, and enforcement of Patent Rights as contemplated by this Agreement in Article 6; (ii) in connection with regulatory filings for a Product; or (iii) disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the exercise of its rights or the performance of its obligations under this Agreement, including the Development, manufacture, or Commercialization of any Product in accordance with the terms of this Agreement;

(b)    such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants, or financial advisors for the purpose of enabling such directors, attorneys, independent accountants, or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, sublicensees, and other financial or business partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration, or other business relationship; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement prior to such disclosure;

(c)    such disclosure is required by applicable Laws or judicial or administrative process (including regulations promulgated by securities exchanges), provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 7.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 7, and the Party disclosing Confidential Information pursuant to Law or court order shall take steps reasonably necessary, including seeking to obtain confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

7.4    Technical Publication. Licensee shall have the sole right, in its discretion, to publish or otherwise disclose the results of and other information regarding any Development activities performed under this Agreement by or on behalf of Licensee with respect to the Compound and Product. Licensor shall not publish or otherwise disclose any information regarding the Compound or Product without Licensee’s prior written consent (not to be unreasonably withheld, delayed, or conditioned), to be given on a case-by-case basis.

7.5    Publicity.

(a)    The Parties have agreed on language of a joint press release announcing this Agreement, which is attached hereto as Exhibit F, to be issued by the Parties promptly after the Effective Date. Subject to the rest of this Section 7.5, no disclosure of the terms of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name, or logo of the other Party, its Affiliates, or their respective employee(s) in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except that is, in the opinion of the disclosing Party’s counsel, required by Law or rules of a securities exchange. Following the initial joint press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

(b)    A Party may disclose this Agreement and its terms in securities filings with the Securities Exchange Commission or other Government Authorities to the extent, in the opinion of the disclosing Party’s counsel, is required by Law or rules of a securities exchange after complying with the procedure set forth in this Section 7.5. In such event, the Party seeking such disclosure will provide a copy of the proposed disclosure to the other Party, and the other Party agrees to promptly (and in any event, no less than seven (7) days after receipt of such proposed disclosure) give its input in a reasonable manner in order to allow the Party seeking disclosure to make such required disclosure within the time lines proscribed by applicable Laws or rules of a securities exchange.

(c)    Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the Securities Exchange Commission) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law or rules of a securities exchange.

7.6    Prior CDA. [***].

7.7    Equitable Relief. Each Party acknowledges that a breach of this Article 7 may not reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage. Therefore each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth in this Agreement.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1    Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party, as of the Effective Date, as follows:

(a)    it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b)    (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c)    it is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement; and

(d)    it shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement.

8.2    Additional Representations and Warranties of Licensor. Licensor hereby represents, warrants, and covenants (as applicable) to Licensee that as of the Effective Date:

(a)    [***];

(b)    Licensor has not granted, and will not grant during the Term, any license or right in the Licensed Technology that are inconsistent with the licenses and rights granted to Licensee under this Agreement;

(c)    Licensor and its Affiliates have not received any written notice from any Third Party asserting or alleging that the research, Development, or manufacture of the Compound or Product infringed or misappropriated the intellectual property rights of such Third Party;

(d)    [***];

(e)    there are no pending or, to the knowledge of Licensor and its Affiliates, alleged or threatened, adverse actions, suits, proceedings, or claims against Licensor or its Affiliates involving the Licensed Technology, Compound, or Product;

(f)    Licensor and its Affiliates are not aware of any infringement or misappropriation of any Licensed Technology by any Third Party;

(g)    Exhibit B includes all Patent Rights Controlled by Licensor and its Affiliates as of the Effective Date that claim or cover the Compound or Product (including composition of matter and methods of making and using the Compound and Product) as they exist as of the Effective Date;

(h)    there is no pending or, or to the knowledge of Licensor and its Affiliates, alleged or threatened, re-examination, opposition, interference, or litigation, or any written communication alleging that any Licensed Patent is invalid or unenforceable anywhere in the world;

(i)    all application, registration, maintenance, and renewal fees in respect of the Licensed Patents have been paid and all necessary documents and certificates for the purpose of maintaining the Licensed Patents have been filed with the applicable Government Authority, except as would not have an adverse effect;

(j)    Licensor and its Affiliates (including their contractors) have complied with all applicable Laws in connection with the Development of the Compound and Product, except as would not have an adverse effect, and have not used any employee, consultant, or contractor who has been debarred by any Regulatory Authority, or to its knowledge, is the subject of a debarment proceeding by any Regulatory Authority; and

(k)    Licensor has provided Licensee with complete and accurate copies of all INDs held by Licensor for the Product;

(l)    all Regulatory Materials filed by Licensor with respect to the Product were, at the time of filing, true, complete and accurate, except as would not have an adverse effect;

(m)    Licensor has disclosed all material facts required to be disclosed with respect to the Product to each applicable Regulatory Authority, and Licensor has filed with the applicable Regulatory Authority all material and required notices, and all required reports and other Regulatory Materials with respect to each IND held by Licensor for the Product;

(n)    Licensor has not received any written notice from any Regulatory Authority or other Governmental Authority commencing or threatening withdrawal of any active IND for the Product held by Licensor;

(o)    all Product manufactured by Licensor for use in clinical trials of the Product has been manufactured in accordance with cGMPs; and

(p)    all information provided by Licensor or its Affiliates to Licensee for due diligence purposes in relation to this Agreement is complete and accurate in all material respects. Without limiting the foregoing, Licensor and its Affiliates have disclosed to Licensee, and made available to Licensee for review, all material data for the Compound and Product and all other material information (including relevant correspondence with Regulatory Authorities) relating to the Compound and Product, in each case that would be material for Licensee to assess the safety and efficacy of the Compound and Product.

8.3    [***].

(a)    [***].

(b)    [***].

(c)    [***].

8.4    Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Both Parties understand that the Compound and Product are the subject of ongoing research and development and neither Party can assure that any Compound or Product can be successfully developed and commercialized.

ARTICLE 9

INDEMNIFICATION; LIABILITY

9.1    Indemnification by Licensor. Licensor shall indemnify and hold Licensee, its Affiliates, Sublicensees, and their respective officers, directors, agents and employees (“Licensee Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)    the negligence or willful misconduct or breach of this Agreement by any of the Licensor Indemnitees;

(b)    Licensor’s breach of this Agreement, including any representation or warranty made by Licensor hereunder; or

(c)    the Development or manufacture of the Compound and Product by or on behalf of Licensor or its Affiliates before the Effective Date;

except in each case to the extent such Claims result from any activities set forth in Section 9.2 for which Licensee is obligated to indemnify the Licensor Indemnitee.

9.2    Indemnification by Licensee. Licensee shall indemnify and hold Licensor, its Affiliates, and their respective officers, directors, agents and employees (“Licensor Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a)    the negligence or willful misconduct or breach of this Agreement by any of the Licensee Indemnitees;

(b)    Licensee’s breach of this Agreement, including any representation or warranty made by Licensee hereunder; or

(c)    the Development, manufacture, or Commercialization of the Compound and Product by or on behalf of Licensee, its Affiliates, or Sublicensees;

except in each case, to the extent such Claims result from any activities set forth in Section 9.1 for which Licensor is obligated to indemnify the Licensee Indemnitee.

9.3    Indemnification Procedure. If either Party is seeking indemnification under Sections 9.1 or 9.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim for which it is obligated to indemnify the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. Neither Party shall have the obligation to indemnify the other Party in connection with any settlement made without the Indemnifying Party’s written consent, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may not settle any Claim without the prior written consent of the Indemnified Party, such consent shall not be unreasonably withheld or delayed, provided, however, that the Indemnifying Party shall not be required to obtain such consent if the settlement: (a) involves only the payment of money and does not cause the Indemnified Party to be subject to injunctive or other similar type of relief; (b) does not require an admission by the Indemnified Party; and (c) does not adversely affect the intellectual property Controlled by, or the rights or licenses granted to the Indemnifying Party (or its Affiliate) under this Agreement. If the Parties cannot agree as to the application of Section 9.1 or 9.2 as to any Claim, pending resolution of the dispute pursuant to Section 11.6, the Parties may conduct separate defenses of such Claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 9.1 or 9.2 upon resolution of the underlying Claim.

9.4    Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 9. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

9.5    Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 9.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 9.1 OR 9.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

9.6    Insurance. Each Party, at its own expense, shall maintain commercial general liability insurance and product liability and other appropriate insurance, in amounts consistent with sound business practice and reasonable in light of its obligations under this Agreement. Each Party shall maintain such insurance for the period [***]. Each Party shall provide a certificate of insurance evidencing such coverage to the other Party upon request. It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations under this Agreement.

ARTICLE 10

TERM AND TERMINATION

10.1    Term. The term of this Agreement (“Term”) shall commence upon the Effective Date [***].

10.2    Termination.

(a)    Termination by Licensee for Convenience. At any time during the Term, Licensee may terminate this Agreement in its entirety or on a country-by-country basis, for any or no reason, upon [***] days’ written notice to Licensor.

(b)    [***].

(c)    Termination for Material Breach.

(i)    Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within [***] days after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure; provided, however, that if such breach cannot be cured within such [***]-day period, a Party will not have the right to terminate pursuant to this Section 10.2(c)(i) if the breaching Party commences actions to cure such breach within such [***]-day period and thereafter diligently continues such actions; and provided further that in the event of a breach of Section 4.2 by Licensee with respect to (A) any of France, Germany, Italy, Spain, and the United Kingdom, then Licensor shall only have the right to terminate this Agreement with respect to the EU and not in its entirety, (B) one or more countries in the Territory outside the EU, Licensor shall only have the right to terminate this Agreement pursuant to this Section 10.2(c)(i) with respect to such country(ies) and not in its entirety.

(ii)    If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within [***] days, then the other Party shall not have the right to terminate this Agreement under this Section 10.2(c) unless and until an arbitral tribunal, in accordance with Section 11.6, has determined that the alleged breaching Party has materially breached the Agreement and, if the breach is then curable, such Party fails to cure such breach within the applicable cure period set forth above following such decision.

(d)    Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] days of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

10.3    Effect of Termination. Upon termination of this Agreement in its entirety for any reason, the following shall apply (and upon termination of this Agreement with respect to a given jurisdiction, the below shall apply solely with respect to the relevant terminated jurisdiction(s)):

(a)    License Termination. The licenses granted by Licensor to Licensee under this Agreement shall terminate and all sublicenses thereunder shall also terminate.

(b)    [***].

(c)    Development Wind-Down or Transition. If any clinical trials that were initiated by or on behalf of Licensee prior to the termination of this Agreement are on-going as of the effective date of such termination, Licensee shall cooperate with Licensor to wind-down such clinical trial(s) in an orderly fashion; provided, however, that Licensee shall consider in good faith any request by Licensor to transition the sponsorship of any such ongoing clinical trial to Licensor. If the Parties agree to transition sponsorship of any clinical trial of the Product to Licensor, Licensee shall provide reasonable cooperation to Licensor and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect, a reasonable, orderly, and prompt transition of the Development activities relating to the Products to Licensor and/or its designee(s) so that Licensor is able to assume responsibility for same as of the effective date of termination. For clarity, the foregoing shall not require Licensee to create any new Know-How.

(d)    [***]:

(i)	[***].

(ii)	[***].

(iii)	[***].

(iv)	[***].

(v)	[***].

(vi)	[***].

10.4    [***].

10.5    Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall return or cause to be returned to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party, as well as any other material provided by or on behalf of such other Party in any medium, in connection with this Agreement, except that each Party may retain one (1) copy of all Confidential Information for its legal records.

10.6    Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: [***].

10.7    Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 11

GENERAL PROVISIONS

11.1    Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, earthquakes or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances; provided that if the force majeure circumstances continue despite such efforts and prevent the affected Party from performing its obligations hereunder for more than [***] days, the other Party may request that the Parties meet to discuss the anticipated duration of any further delay and any amendments to this Agreement proposed by a Party in good faith in light of the anticipated duration of any further delay.

11.2    Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a)    in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(b)    to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

Notwithstanding anything to the contrary in this Agreement, if a Party is acquired by a Third Party after the Effective Date, then with respect to any intellectual property rights controlled by the acquiring entity or its affiliates (other than one of the Parties to this Agreement or its Affiliates immediately prior to such acquisition), such intellectual property rights of the acquiring entity and its affiliates shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held immediately prior to the closing of such transaction by such acquirer entity or its affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.2. Any assignment not in accordance with this Section 11.2 shall be null and void and of no legal effect.

11.3    Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance negotiate in good faith to promptly replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) which, insofar as practical, implement the original intent of the Parties.

11.4    Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by registered or certified mail or overnight courier, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor:

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and

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with a copy (which shall not constitute notice) to:

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If to Licensee:

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with a copy (which shall not constitute notice) to:

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or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a business day (or if delivered on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing, if sent by mail.

11.5    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, USA, without reference to any rules of conflict of laws that may require the application of the laws of a different jurisdiction.

11.6    Dispute Resolution.

(a)    General. Except as provided in Section 5.11, any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved pursuant to this Section 11.6.

(b)    Senior Officers. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties.

(c)    Intellectual Property Disputes. If the Senior Officers are not able to agree on the resolution of a Dispute within [***] days (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them and such Dispute is with respect to the validity, scope, enforceability, inventorship, or ownership of any Patent Right, or trademark right (“IP Dispute”), then, if a Party wishes to pursue further resolution of such IP Dispute, an action, claim, or proceeding to resolve such IP Dispute shall be brought in any court of competent jurisdiction in any country or jurisdiction in which such intellectual property rights apply.

(d)    Arbitration. If the Senior Officers are not able to agree on the resolution of a Dispute within [***] days (or such other period of time as mutually agreed by the Senior Officers) after such Dispute was first referred to them, then, except as otherwise set forth in subsection (c) above, if a Party wishes to pursue further resolution of such Dispute, such Dispute shall be finally resolved by binding arbitration in accordance with this Section 11.6(d). Such Dispute shall be referred to and finally resolved by arbitration administered by JAMS pursuant to its Streamlined Arbitration Rules then in effect, except as otherwise provided herein and applying the substantive law specified in Section 11.5, by a tribunal of three (3) arbitrators. The seat and legal place of the arbitration shall be New York City, New York. Each Party shall nominate one arbitrator and the third arbitrator shall be nominated by the two Party-nominated arbitrators within [***] days after the second arbitrator’s appointment. If a Party does not nominate its arbitrator within [***] days following the expiry of the allotted period, then such arbitrator shall be appointed by JAMS in accordance with its rules. Any arbitrator appointed by JAMS shall have at least ten (10) years’ experience in the pharmaceutical industry. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. Each Party shall bear its own legal costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration; provided that the arbitral tribunal shall have the discretion to provide that the losing party is responsible for all or a portion of such arbitration and legal costs, in such case the arbitral award will so provide. The arbitrators shall have no power to award punitive, special, incidental, or consequential damages. In no event shall the arbitrators assign a value to any issue greater than the greatest value for such issue claimed by either Party or less than the smallest value for such issue for such item claimed by either Party. The award shall be final and binding upon the Parties and the Parties undertake to carry out any award without delay. Judgment on the award may be entered in any court of competent jurisdiction. Except to the extent necessary to confirm, enforce, or challenge an award of the arbitration, to protect or pursue a legal right, or as otherwise required by applicable Law or regulation or securities exchange, neither Party nor any arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties. Notwithstanding anything to the contrary in the foregoing, in no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy, or claim would be barred by the applicable Delaware statute of limitations. Any disputes concerning the propriety of the commencement of the arbitration shall be finally settled by the arbitral tribunal.

(e)    Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute in any court of competent jurisdiction before or after the initiation of an arbitration as set forth in Section 11.6(d), if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

11.7    Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

11.8    Headings; Language. The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

11.9    Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, agency, employer-employee or similar business relationship, including for all tax purposes. Neither Licensor nor Licensee shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.10    Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

11.11    Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.12    Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

11.13    Performance Guarantee. Mereo hereby guarantees all obligations of Licensor under this Agreement (including performance and payment obligations), and shall cause Licensor to comply with the provisions of this Agreement in connection with such performance and payments. Licensor and Mereo will be jointly and severally liable for all obligations of the Licensor under this Agreement and any breach of those obligations.

11.14    Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting, and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.15    Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

ONCOMED PHARMACEUTICALS, INC.

By:	/s/ Richard Jones
Name:	Richard Jones
Title:	Director

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

MEREO BIOPHARMA GROUP PLC

By:	/s/ Denise Scots-Knight
Name:	Denise Scots-Knight
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties intending to be bound have caused this License Agreement to be executed by their duly authorized representatives as of the Effective Date.

ONCOLOGIE, INC.

By:	/s/ Laura Benjamin
Name:	Laura Benjamin
Title:

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Exhibit F

Joint Press Release

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION AS DEFINED UNDER THE MARKET ABUSE REGULATION (EU) NO. 596/2014. UPON PUBLICATION OF THIS ANNOUNCEMENT THIS INFORMATION IS NOW CONSIDERED IN THE PUBLIC DOMAIN.

Mereo BioPharma and Oncologie Enter into Global Licensing Agreement for Navicixizumab

Oncologie receives exclusive global license to develop and commercialize navicixizumab

London, Redwood City, Calif., and Boston, January 13, 2020 - Mereo BioPharma Group plc (NASDAQ: MREO, AIM: MPH), “Mereo” or the “Company,” and Oncologie, Inc. (“Oncologie”) today announced a global license agreement (the “License Agreement”) for the development and commercialization of navicixizumab, an anti-DLL4/VEGF bispecific antibody currently being evaluated in an ongoing Phase 1b study in combination with paclitaxel in patients with advanced heavily pretreated ovarian cancer. Navicixizumab previously completed a Phase 1a monotherapy study in patients with various types of refractory solid tumors and is one of two product candidates Mereo acquired through its 2019 merger with OncoMed Pharmaceuticals, Inc. In October 2019, the U.S. Food and Drug Administration (“FDA”) granted Fast Track designation to navicixizumab and has agreed in principle on the design of a study that could potentially support accelerated approval for navicixizumab in a heavily pretreated, platinum-resistant ovarian cancer patient population.

Under the terms of the License Agreement, Oncologie will receive an exclusive worldwide license to develop and commercialize navicixizumab. Mereo will receive an upfront payment of $4 million with an additional payment of $2 million conditional on a CMC (Chemistry, Manufacturing and Controls) milestone. Oncologie will be responsible for all future research, development and commercialization of navicixizumab. Additionally, Mereo will be eligible to receive up to $300 million in future clinical, regulatory and commercial milestones, tiered royalties ranging from the mid-single-digit to sub-teen percentages on global annual net sales of navicixizumab, as well as a negotiated percentage of sublicensing revenues from certain sublicensees.

“We believe Oncologie is expertly positioned to further advance navicixizumab through clinical development and towards potential commercialization,” said Dr. Denise Scots-Knight, Chief Executive Officer of Mereo. “While we believe navicixizumab is an exciting oncology asset, we continue to focus our primary efforts on the development of our innovative rare disease portfolio including our lead product candidate setrusumab for the treatment of osteogenesis imperfecta, which continues to advance towards a pivotal Phase 3 pediatric study.”

“We believe navicixizumab is a strong strategic fit with our portfolio of innovative oncology assets, and we are excited to enter into this agreement with Mereo,” said Laura E. Benjamin, Ph.D., Chief Executive Officer of Oncologie. “Navicixizumab has demonstrated robust activity when combined with paclitaxel in a Phase 1b study in platinum-resistant ovarian cancer patients including those who received prior bevacizumab. Navicixizumab has also demonstrated promising activity in a Phase 1b monotherapy study of heavily pretreated ovarian cancer patients, as well as in other tumor types. We seek to leverage the strong development and regulatory progress Mereo has already made to continue its development and ultimately make this investigational therapy available to patients as quickly as possible.”

As a consequence of the License Agreement with Oncologie, and in accordance with the terms and conditions of the Contingent Value Rights Agreement for former stockholders of OncoMed Pharmaceuticals, Inc. (“OncoMed”), dated April 23, 2019, by and among Mereo and Computershare Inc., as rights agent, (the “Mereo CVR Agreement”), holders of contingent value rights (“CVRs”) pursuant to the Mereo CVR Agreement will be entitled to receive certain eligible cash milestone payments made to Mereo under the License Agreement relating to navicixizumab. Details of the amount payable to holders of CVRs from the upfront payment will be announced within thirty days of the effective date of the License Agreement. Pursuant to the terms of the Mereo CVR Agreement, if a milestone occurs prior to the fifth anniversary of the closing of Mereo’s merger with OncoMed, then holders of CVRs will be entitled to receive an amount in cash equal to 70% of the aggregate principal amount received by Mereo after deduction of costs, charges and expenditures set out in detail in the Mereo CVR Agreement. Such milestone payments are also subject to a cash consideration cap, pursuant to which the aggregate principal amount of all cash payments made to holders of CVRs under the Mereo CVR Agreement shall in no case exceed $79.7 million.

About Navicixizumab

Navicixizumab is an anti-DLL4/VEGF bispecific antibody designed to inhibit both Delta-like ligand 4 (“DLL4”) in the Notch cancer stem cell pathway as well as vascular endothelial growth factor (“VEGF”) and thereby induce potent anti-tumor responses while mitigating certain angiogenic-related toxicities. In preclinical studies, navicixizumab demonstrated robust in vivo anti-tumor activity across a range of solid tumor xenografts, including colon, ovarian, lung and pancreatic cancers, among others. In a Phase 1a study with single-agent navicixizumab, 19 of 66 patients with various types of refractory solid tumors had tumor shrinkage following treatment with navicixizumab. Notably, 3 of the 12 (25%) ovarian cancer patients treated in the trial achieved an unconfirmed partial response with single-agent navicixizumab therapy.

A Phase 1b dose escalation and expansion study of navicixizumab plus paclitaxel has completed enrollment of 44 platinum resistant ovarian cancer patients who had failed >2 prior therapies and/or received prior bevacizumab. As of the last interim data analysis at the end of Q1 2019, the unconfirmed response rate was 41%. The unconfirmed ORR for bevacizumab-naïve patients was 64% and 30% for bevacizumab pre-treated patients. The median PFS for all patients was 7.3 months. The most common related adverse events of any grade were hypertension (68%), fatigue (46%), headache (25%), neutropenia (21%), diarrhea (18%), pulmonary hypertension (14%), dyspnea (14%) and peripheral edema (14%). Other related adverse events of special interest were one Grade 1 related heart failure, one Grade 3 and one Grade 4 related thrombocytopenia, and one Grade 4 related gastrointestinal perforation.

The FDA has granted Fast Track designation to navicixizumab for the treatment of high grade ovarian, primary peritoneal or fallopian tube cancer in patients who have received at least 3 prior therapies and/or prior bevacizumab. Following a Type B End of Phase 1 meeting with the FDA held in July 2019, the FDA agreed in principle on an outline for a Phase 2 clinical trial that could potentially support accelerated approval of navicixizumab in this ovarian cancer patient population.

About Oncologie

Oncologie is a next generation, oncology therapeutics company. Oncologie leverages its unique biomarker platform to develop targeted therapies that are matched to individual tumors based on the dominant biology of the tumor microenvironment. The current pipeline is focused on mid-stage clinical programs that modify the immune system to enhance efficacy of current standards of care and emerging immunotherapy agents. Headquartered in Boston, Massachusetts and Shanghai, China, Oncologie is working with global partners to acquire and develop innovative drugs for cancer patients around the world. For more information on Oncologie, Inc., please visit WWW.ONCOLOGIE.INTERNATIONAL.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development and commercialization of innovative therapeutics that aim to improve outcomes for patients with rare diseases. Mereo’s strategy is to selectively acquire product candidates for rare diseases that have already received significant investment from pharmaceutical and large biotechnology companies and that have substantial preclinical, clinical and manufacturing data packages. Mereo’s lead rare disease product candidate, setrusumab, has completed a Phase 2b dose ranging study in adult patients with osteogenesis imperfecta (“OI”). Mereo’s second lead product candidate, alvelestat, is being investigated in a Phase 2 proof-of-concept clinical trial in patients with alpha-1 antitrypsin deficiency (“AATD”) with topline data expected in mid-2020.

Mereo’s broader pipeline consists of four additional clinical-stage product candidates; acumapimod for the treatment of acute exacerbations of chronic obstructive pulmonary disease (“AECOPD”), leflutrozole for the treatment of hypogonadotropic hypogonadism (“HH”) in obese men, navicixizumab for the treatment of platinum-resistant ovarian cancer, and etigilimab for patients with advanced or metastatic solid tumors.

Mereo BioPharma Forward-Looking Statements

This document contains “forward-looking statements.” All statements other than statements of historical fact contained in this presentation are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to unanticipated costs, liabilities or delays in connection with the License Agreement and the development and commercialization of navicixizumab; failure to realize anticipated benefits of the License Agreement; failure or delays in research and development programs; unanticipated changes relating to competitive factors in the Company’s industry; the potential failure to achieve any of the applicable milestones and/ or royalties under the License Agreement; the outcome of any legal proceedings related to the License Agreement; risks related to the ability to correctly estimate operating expenses associated with the License Agreement; the potential impact of announcement of the License Agreement on relationships with third parties; changes in law or regulations affecting the Company; international, national or local economic, social or political conditions that could adversely affect the Company and its business; and risks associated with assumptions the Company makes in connection with its critical accounting estimates and other judgments.

All of the Company’s forward-looking statements involve risks and uncertainties (some of which are significant or beyond its control) and assumptions that could cause actual results to differ materially from the Company’s historical experience and its present expectations or projections. The foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in its Annual Report on Form 20-F, Reports on Form 6-K and other documents filed from time to time by the Company with the United States Securities and Exchange Commission (the “SEC”) and those described in other documents the Company may publish from time to time should be carefully considered. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Mereo BioPharma Contacts:

Mereo	+44 (0)333 023 7300

Denise Scots-Knight, Chief Executive Officer

Richard Jones, Chief Financial Officer

Cantor Fitzgerald Europe (Nominated Adviser and Broker to Mereo)	+44 (0)20 7894 7000

Phil Davies

Will Goode

Burns McClellan (US Public Relations Adviser to Mereo)

Lisa Burns	+01 (0) 212 213 0006

Steve Klass

FTI Consulting (UK Public Relations Adviser to Mereo)

Simon Conway

Brett Pollard	+44 (0)20 3727 1000

Ciara Martin

Investors:

investors@mereobiopharma.com

Oncologie Contacts:

Heather Savelle or Ryan Baker

Argot Partners

212.600.1902

oncologie@argotpartners.com